Exhibit 10.34

TIVO INC. FISCAL YEAR 2008

BONUS PLAN FOR EXECUTIVES.

Purpose:

The terms of the TiVo Inc. (the “Company”) Fiscal Year 2008 Bonus Plan for Executives (the “Plan”) have been established to reward the Company’s executives for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, cash bonuses (and in the case of one individual, restricted stock bonus) will be based on the achievement of specified corporate and departmental goals at end of fiscal year 2008 (or later in the case of one individual), as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Determination of Fiscal Year 2008 Bonuses:

Company executives will be eligible to receive targeted amounts of cash under the Plan. The amount of actual bonuses of cash will be based on the achievement of objective Company and departmental performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee and the Board. Target cash bonuses for executives (excluding the Company’s Chief Executive Officer whose target is $525,000 per his amended and restated employment agreement) under the Plan for fiscal year 2008 range from 15% for director level employees, 30% for vice presidents, and 50% for senior vice presidents (including all named executive officers) of the recipient’s base salary. For all executives (excluding our Chief Executive Officer), actual cash bonuses will be based on fifty percent (50%) corporate objectives and fifty percent (50%) departmental objectives, with an additional ten percent (10%) bonus based on the year ending cumulative TiVo subscriptions. For all executives (excluding our Chief Executive Officer), the objective Company performance goals will be based on meeting certain goals with respect to the Company’s financial performance including growth in service and technology revenues, subscription growth, and Adjusted EBITDA* performance as well as other Company and departmental performance goals (such as product innovation, achievement of milestone delivery dates, and product deployment and distribution) that may be determined by the Compensation Committee and/or the Board. Our Chief Executive Officer’s bonus will be based solely on meeting objective Company performance goals such as the Company’s financial performance including growth in service and technology revenues and media advertising and ARM sales revenue, subscription growth, Adjusted EBITDA* performance, and new product deployment and distribution deals.

Additionally under our fiscal year 2008 incentive plan, we have instituted individual milestone plans for three of our named executive officers. These individual milestone plans were approved by the Board at the recommendation of the Committee to provide additional incentive and reward superior performance around key corporate objectives of TiVo. Individuals are eligible to receive more or less than their targeted amounts based on percentage achievement of specified goals. For fiscal year 2008, Mark Roberts is eligible to receive a targeted milestone bonus payable upon the achievement of specified product features and their delivery by specified deadlines. For fiscal year 2008, Jeffrey Klugman is eligible to receive a targeted milestone bonus based upon the achievement of specified deployment and relationship milestones. For fiscal year 2008 or later, Jim Barton is eligible to receive a targeted milestone bonus based upon the time a specified product is launched.

The Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

* “Adjusted EBITDA” is defined as income before interest expense, provision for income taxes and depreciation, amortization, and stock-based compensation expense.